Exhibit 99.1

William D. Chapman	Robb M. Kristopher
Director, Investor Relations	Manager, External Communications
847-535-0881	847-535-0879
william.chapman@grainger.com	robb.kristopher@grainger.com

GRAINGER REPORTS RECORD 2005 THIRD QUARTER

Raises EPS Guidance Range for Year

CHICAGO, October 17, 2005 – Grainger (NYSE: GWW) today reported sales of $1.4 billion, up 10 percent versus the prior year’s third quarter. Earnings per share increased to 97 cents versus 74 cents in the 2004 third quarter, up 31 percent. Net earnings were up 30 percent to $88.1 million.

“This record performance is the result of our employees’ commitment to customer service, helping drive positive sales and earnings growth,” said Grainger Chairman and Chief Executive Officer Richard L. Keyser. “As a result of our performance and outlook, we’re raising our 2005 earnings per share estimate from $3.40 to $3.60 to a guidance range of $3.60 to $3.70. During the quarter we effectively continued to execute programs to further improve service to our customers, including market expansion and our SAP infrastructure.”

Keyser added, “I’m proud of how Grainger employees responded to the communities affected by Hurricanes Katrina and Rita. Backed by a national logistics network, teams from across the country provided products to help the recovery efforts along the Gulf Coast.” During the quarter, Grainger also contributed $1.2 million in cash to the American Red Cross, matching employee donations four-to-one.

W.W. Grainger, Inc. – 2005 third quarter results

Branch-based Distribution

Sales in the Branch-based Distribution segment increased by 10 percent in the 2005 third quarter versus the 2004 quarter. Strong growth in all customer sectors except transportation contributed to a 9 percent increase in sales in the United States. Improved sales of seasonal products contributed approximately 1 percentage point to sales growth. Overall, U.S. sales growth was reduced 2 percentage points as a result of the wind-down of Integrated Supply and automotive-related contracts.

Hurricane-related sales for the quarter were approximately $4 million below the same period last year. Damage to company facilities as a result of the hurricanes was minimal.

Sales in Phase 1 of the market expansion program (Atlanta, Denver and Seattle) grew by 9 percent in the quarter. Sales growth in the Denver market continued to be affected by lower sales to one large customer. Excluding the effect of that customer, sales in Phase 1 were up 13 percent. Sales in Phase 2, covering four markets in Southern California, were up 17 percent for the quarter. Sales in Phase 3 – Houston, St. Louis and Tampa – were up 18 percent. In total, market expansion contributed approximately 1 percentage point to the 10 percent segment sales growth. Phase 1 was completed in the first quarter of 2005, when the final branch opened in Seattle. Phase 2 is 90 percent complete and Phase 3 is 70 percent complete.

Sales in Mexico were up 18 percent in the quarter versus the 2004 period, driven by a strengthening Mexican economy, additional telesales efforts and the opening of a new branch in September 2004. Canadian operations benefited from increased sales in the natural resources industry and a favorable exchange rate, with overall sales for the quarter up 16 percent (7 percent in Canadian currency).

W.W. Grainger, Inc. – 2005 third quarter results

Operating earnings for the quarter were up 27 percent in the Branch-based Distribution segment, the result of higher sales and improved gross profit. The segment’s gross profit margins continued to benefit from the positive effect of product mix and exiting lower-margin Integrated Supply and automotive contracts. The market expansion initiative in Phases 1, 2 and 3 approached break-even from an operating earnings standpoint for the third quarter versus a loss in the 2004 quarter. However, entering future expansion markets will affect operating earnings performance.

Lab Safety Supply

Lab Safety Supply’s sales for the quarter were up 13 percent, primarily the result of the acquisition of AW Direct in January 2005. Also contributing to the growth was an increase in volume in the core product lines. Operating earnings were up 9 percent, affected by an increase in spending on catalog media, information technology and healthcare costs.

Company

The company continued to benefit from a lower tax rate of 36.8 percent versus the 2004 quarter of 37.8 percent.

Operating cash flow was $169 million for the quarter. The company used cash to fund growth initiatives, including market expansion and SAP programs, with capital expenditures in the quarter of $39 million.

Grainger also repurchased 294,100 shares of stock during the quarter, bringing the total for 2005 to 2.1 million shares. Approximately 4.9 million shares remain under the current authorization.

W.W. Grainger, Inc. – 2005 third quarter results

Nine Months Results

Sales for the nine months ended September 30, 2005, were $4.1 billion, up 9 percent versus the first nine months of 2004. Net earnings increased 23 percent to $242 million versus $197 million in 2004. Earnings per share increased 23 percent to $2.65 from $2.15.

W.W. Grainger, Inc. (NYSE: GWW), with 2004 sales of $5 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through a network of nearly 600 branches, 18 distribution centers and multiple Web sites, Grainger helps customers save time and money by providing them with the right products to keep their facilities running.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “will affect,” “outlook,” “earnings per share estimate,” “guidance range,” “percent complete,” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

W.W. Grainger, Inc. – 2005 third quarter results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands of dollars except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$1,428,342	$1,301,057	$4,136,030	$3,784,830
Cost of merchandise sold	880,180	821,774	2,561,863	2,398,255

Gross profit	548,162	479,283	1,574,167	1,386,575

Warehousing, marketing, and administrative expenses	412,567	371,839	1,202,930	1,071,492

Operating earnings	135,595	107,444	371,237	315,083

Other income and (expense)
Interest income	3,263	1,766	8,112	4,290
Interest expense	(453)	(1,214)	(1,381)	(3,867)
Equity in income of unconsolidated entities	811	505	2,121	303
Gain on sale of unconsolidated entity	0	0	0	750
Unclassified-net	164	365	3,570	783

Net other income and (expense)	3,785	1,422	12,422	2,259

Earnings before income taxes	139,380	108,866	383,659	317,342
Income taxes	51,271	41,177	141,169	120,475

Net earnings	$88,109	$67,689	$242,490	$196,867

Net earnings per share

- Basic	$0.98	$0.75	$2.70	$2.18
- Diluted	$0.97	$0.74	$2.65	$2.15

Weighted average number of shares outstanding

-Basic	89,064,690	90,295,071	89,649,866	90,250,231
-Diluted	91,130,323	91,691,179	91,556,816	91,562,740

Supplemental financial information concerning the quarter ended September 30, 2005 is available upon request. Requests may be submitted electronically via the Investor Relations section of www.grainger.com or by contacting Renee Young, Financial Communications Manager, at 847.535.1544 or renee.young@grainger.com.

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